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                                                       EXHIBIT 1.A.(5)(b)(2)(a)


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           ML LIFE INSURANCE COMPANY OF NEW YORK                NEW YORK,
                                                                 NEW YORK

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                               ADDITIONAL INSURANCE RIDER

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RIDER SCHEDULE                 Insured No. 1:       Richard Roe

                               Owner:               Jane Roe

                               Issue Date:          September 30, 1992

                               Policy Number:       SPECIMEN

                               Rider Face Amount:   $500,000.00

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INSURANCE BENEFITS       This rider provides additional insurance coverage to
                         the insured. It is payable to the beneficiary at the death of the insured. The rider face amount provided by this rider is shown on the above rider schedule.
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CHANGING THE        The owner may elect to change the rider face amount
RIDER               prior to insured's attained age 85.  The minimum change
                    in the rider face amount is $100,000.  One (1) such change is permitted each year.  The minimum additional insurance
                    rider face amount is $100,000.  To request a change in rider face amount, you must provide satisfactory notice to us.
                    The effective date of change will be the policy anniversary date next following underwriting approval of the change.  As of the effective date of change, the guarantee period will change.  See HOW WE DETERMINE THE GUARANTEE PERIOD.
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INCREASING THE      If insured is alive, you may increase the rider
RIDER FACE          face amount.  Satisfactory evidence of insurability will
AMOUNT              be required before we will increase the rider face amount.
                    We will not allow an increase on the first policy anniversary if the face amount of the policy plus the new rider face amount provide a guarantee period of less than

AIVUS92NY                           SPECIMEN

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                     one year from the effective date of the increase.  An
                     increase in face amount will decrease the guarantee period.
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DECREASING THE       Beginning in policy year 8, you may decrease the rider RIDER
FACE                 face amount but not below the amount required to keep
AMOUNT               the policy qualified as life insurance under federal income tax laws.  A decrease in the face amount will increase the guarantee period.
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HOW WE DETERMINE     WHEN A CHANGE IN RIDER FACE AMOUNT IS REQUESTED
THE GUARANTEE        As of the effective date of change, we will redetermine
PERIOD               the guarantee period as follows:
                               (1)    We take the fixed base described in the policy as of
                                      such date.
                               (2)    Based on the policy year, the face amount of the
                                      policy, plus the rider face amount, and the amount in
                                      (1), we will redetermine the guarantee period.

                     Our computations are based on an annual interest rate of 5%
                     and the guaranteed maximum cost of insurance rates shown in
                     Appendix 1.
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COST OF RIDER        The cost of the rider is determined by dividing the rider
                     face amount by $1000 and multiplying the result by the
                     current cost of insurance rate per $1000 based on the policy year and sex and underwriting class of the insured.  The
                     cost of the rider is deducted from the investment base as
                     described in the policy.  See INVESTMENT BASE IN EACH
                     INVESTMENT DIVISION in the policy.
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INCONTESTABILITY     The incontestability and suicide provisions of the
AND SUICIDE          policy also apply to this rider.  We can contest the
                     validity of any change in the rider face amount requested by the owner if any material misstatements are made in any
                     application required for that change.  We will not contest any change in the rider face amount requested by the owner after the change has been in effect during the insureds'
                     lifetime for two years from the effective date of such
                     change.  If the insured commits suicide within two years of the effective date of any increase in the rider face amount requested by the owner, we will terminate the coverage
                     attributable to such increase in rider face amount and pay only a limited benefit.  The limited benefit will be the
                     amount of cost of insurance deductions made for such
                     increase.
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WHEN THIS            This rider will terminate on the date the policy
RIDER WILL           terminates or lapses.
TERMINATE


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AIVUS92NY                           SPECIMEN


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GENERAL              This rider is a part of the policy.  It has no cash or loan value. Its benefit is subject to all the terms of this rider and the policy.

                     ML LIFE INSURANCE COMPANY OF NEW YORK




                     /s/ BARRY G. SKOLNICK        /s/  ALLEN JONES
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                     Barry G. Skolnick            Allen Jones
                     Secretary                    President


AIVUS92NY                           SPECIMEN